Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Rentokil Initial Plc of our report dated June 7, 2022, except for the change in composition of reportable segments discussed in Note A1 to the consolidated financial statements, as to which the date is August 19, 2022, relating to the financial statements of Rentokil Initial Plc, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

August 19, 2022